As filed with the Securities and Exchange Commission on May 17, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genetic Technologies Limited

(Exact name of registrant as specified in its charter)

Australia	2836	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

60-66 Hanover Street

Fitzroy

Victoria 3065 Australia

Tel: 011613-9415-1135

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Simon Morriss

60-66 Hanover Street

Fitzroy, Victoria, 3065, Australia

Tel: 011613-9415-1135

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darrin M. Ocasio, Esq. Avital Perlman, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10038 (212) 930-9700	Andrew Gaffney K&L Gates Level 25, 525 Collins Street Melbourne, Victoria, 3000 +61.3.9205.2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 17, 2024

30,000,000 Ordinary Shares represented by 1,000,000 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 30,000,000 ordinary shares, no par value of Genetic Technologies Limited, represented by 1,000,000 American Depository Shares, or ADSs, issuable upon the exercise of warrants issued in a private placement on April 22, 2024 (the “Private Placement”).

The selling shareholders are identified in the table commencing on page 11. Each ADS represents thirty (30) ordinary shares. No ADSs are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs from time to time in market transactions through any market on which our ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “GENE” and our ordinary shares are listed on the Australian Securities Exchange, or ASX, under the symbol “GTG.” On May 17, 2024, the last reported sale price of our ADSs are listed on the Nasdaq Capital Market was $2.28 per ADS.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the ASX, any U.S. state securities commission, nor any other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not offering to sell or solicit any security other than the ordinary shares represented by ADSs offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Our financial statements are prepared and presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Our historical results do not necessarily indicate our expected results for any future periods.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

In this prospectus, unless the context otherwise requires:

●	references to “ADSs” refer to American Depositary Shares representing ordinary shares;

●	references to the “Company,” “we,” “our”, “GTG” and “Genetic Technologies” refer to Genetic Technologies Limited and its consolidated subsidiaries;

●	references to “dollars,” “U.S. dollars,” “USD” and “$” are to United States Dollars;

●	references to “ordinary shares,” “our shares” and similar expressions refer to our Ordinary Shares; and

●	references to the “SEC” are to the United States Securities and Exchange Commission.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “potential” and “should,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief, or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to substantial risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, those identified under “Risk Factors.” In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a guarantee by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Forward-looking statements include, but are not limited to, statements about:

●	the commercialization of our patented Multi Risk test launched in 2023 for cancer, cardiovascular and metabolic risk assessment tests in the U.S and Australia;

●	our competitive position in the molecular risk assessment and predictive testing area including a launch of the world’s first comprehensive hereditary breast and ovarian cancer test;

●	our continued collaboration plans to research, develop, and launch our product candidates;

●	the size and growth potential of the current and new market opportunities for our products;

●	our ability to raise additional capital;

●	our expectations regarding our ability to obtain and maintain intellectual property protection;

●	our ability to attract and retain qualified employees and key personnel;

●	our ability to retain and maintain relationship with third party consultants and advisors and their ability to perform adequately;

●	our estimates regarding future revenue, expenses and needs for additional financing; and

●	regulatory developments in the United States, China and other jurisdictions and our compliance with such regulations.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as may be required under applicable.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. The summary may not contain all the information that you should consider before investing in our ADSs or ordinary shares. You should read the entire prospectus carefully, including “Risk Factors” contained in this prospectus and the documents incorporated by reference herein, before making an investment decision.

Overview

Genetic Technologies Limited (ASX: GTG; Nasdaq: GENE) was founded in 1989 and listed on the ASX in 2000 and the NASDAQ in 2005. We are one of the major players in guideline driven genomics-based tests in health, wellness, and serious disease through its geneType, EasyDNA, and Affinity DNA brands. In addition to our patented GeneType polygenic based risk tests, our portfolio includes pharmacogenomics, Non-Invasive Prenatal Testing (NIPT), carrier screen testing, oncogenetic diseases, and pet care. The company operates in the USA, Europe, and Asia Pacific under various revenue models.

GTG offers cancer predictive testing and assessment tools to help physicians to improve health outcomes for people around the world. The Company’s patented polygenic risk scores (PRS) platform is a proprietary risk stratification tool developed over the past decade integrating clinical and genetic risk delivering actionable outcomes for physicians and individuals. Sporadic disease occurs in people with no family history of that disease and with no inherited change in their DNA making the risk difficult to predict with traditional methods.

At the forefront in risk prediction in oncology, cardiovascular, and metabolic diseases, Genetic Technologies continues to develop its pipeline of risk assessment products. The recent introduction of geneType Multi-Risk test risk assessments in one test covering breast cancer, colorectal cancer, prostate cancer, ovarian cancer, coronary artery disease and Type-2 diabetes, has now been successfully expanded to include pancreatic cancer, melanoma, and atrial fibrillation. This non-invasive saliva-based test can predict a person’s risk of up to 70% of annual mortalities and morbidities before onset. These tests along with integration of recently acquired DNA based products underpin a broad and complementary portfolio of genomic based tests creating a significant competitive advantage.

GTG acquired two direct-to consumer e-commerce DNA testing businesses: EasyDNA (2021), with over 70 websites in 40 countries and 6 brand identities; and Affinity DNA (2022), with a variety of DNA tests including lifestyle, health, and wellbeing genomics-based tests, plus animal testing relating to allergies and intolerances via online marketplaces, including Amazon.

In May 2019, the Company announced that it had developed two cancer risk assessment tests branded as GeneType for Breast Cancer and GeneType for Colorectal Cancer. The breast cancer test provides substantial improvement over the Company’s legacy breast cancer test BREVAGenplus, by incorporating multiple additional clinical risk factors. This test will provide healthcare providers and their patients with a 5-year and lifetime risk assessment of the patient developing breast cancer. The colorectal cancer test will provide healthcare providers and their patients with a 5-year, 10-year, and lifetime risk assessment of the patient developing colorectal cancer.

In June 2020, the Company received US Patent No: US 10,683,549, Methods for assessing risk of developing breast cancer. The Company is the first company in the world to successfully commercialize a polygenic risk test for breast cancer. The granted patent covers the Company’s proprietary panels of single nucleotide polymorphisms (SNPs) and the combination of clinical and phenotypic risk models to create the most comprehensive risk assessment tool on the market: GeneType for Breast Cancer.

In February 2022 the Company received US Patent No: US 11,257,569, Methods of assessing risk of developing a severe response to Coronavirus infection. The granted US patent covers the proprietary technology incorporated into GTG’s geneType COVID-19 Risk Test, which provides a probability that a person will develop severe symptoms requiring hospitalization should they become infected.

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During the 2023 financial year the Company continued to develop other risk assessment tests, and improve existing tests across a range of diseases, including:

●	breast cancer
●	pancreatic cancer
●	melanoma
●	colorectal cancer
●	ovarian cancer
●	prostate cancer
●	coronary artery disease
●	atrial fibrillation
●	type 2 diabetes

The Company’s Genetic Testing Business

Following the acquisition of Genetype AG in 1999 and the subsequent renaming to Genetic Technologies Limited, the Company focused on establishing a genetic testing business, which over the following decade saw it become the largest provider of paternity and related testing services in Australia. The Company’s service testing laboratory in Melbourne became the leading non-Government genetic testing service provider in Australia. The genetic testing services of the Company expanded to include at certain times:

●	medical testing
●	animal testing
●	forensic testing
●	plant testing

The acquisition of GeneType AG also provided the Company with ownership rights to a potentially significant portfolio of issued patents. During the intervening years, this portfolio has since been expanded by both organic growth and the acquisition of intellectual property assets from third parties. The patent portfolio is constantly reviewed to ensure that the Company maintains potentially important patents but at the same time keeps costs to a minimum by no longer pursuing less commercially attractive and relevant intellectual property.

A strategic alliance with Myriad Genetics Inc. delivered to the Company exclusive rights in Australia and New Zealand to perform DNA testing for susceptibility to a range of cancers. In April 2003, the Company established its cancer susceptibility testing facility within its Australian laboratory. In June 2003, this facility was granted provisional accreditation by the National Association of Testing Authorities, Australia (“NATA”).

In November 2003, the Company joined the world-wide genetic testing network GENDIA as the sole reference laboratory for the network in Australia and New Zealand. GENDIA consists of more than 50 laboratories from around the world, each contributing expertise in their respective disciplines to create a network capable of providing more than 2,000 different genetic tests. This provided the Company with the ability to offer comprehensive testing services to its customer base in the Asia-Pacific region as well as increasing its exposure to other markets.

In April 2010 the Company purchased various assets from Perlegen Sciences, Inc. of Mountain View, California, which included a breast cancer non-familial risk assessment test, BREVAGen™. The Company then began validating the test in our Australian laboratory and initiated the process for obtaining CLIA certification which would enable the Company to undertake the testing of samples received from the U.S. market. By July 2010, a new U.S. subsidiary named Phenogen Sciences Inc. (renamed GeneType Inc. on April 3, 2023) had been incorporated by the Company in Delaware to market and distribute the BREVAGen™ test across the United States.

In October 2014, the Company announced the U.S. release of BREVAGenplus, an easy-to-use predictive risk test for the millions of women at risk of developing sporadic, or non-hereditary, breast cancer, representing a marked enhancement in accuracy and broader patient applicability, over its first generation BREVAGen™ product. The Company also made a pivotal change of sales and marketing emphasis toward large comprehensive breast treatment and imaging centers, which are more complex entities with a longer sales cycle, but higher potential.

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GeneType for Breast Cancer

The identification in 2007 of a number of genetic biomarkers, consisting of single nucleotide polymorphisms (SNPs), each with an associated small relative risk of breast cancer, led to the development of the first commercially available genetic risk test for sporadic breast cancer, BREVAGen. The Company launched the product in the U.S. in June 2011. In October 2014, we released our next generation breast cancer risk assessment test, BREVAGenplus. This new version of the test incorporated a 10-fold expanded panel of SNPs known to be associated with the development of sporadic breast cancer, providing an increase in predictive power relative to its first-generation predecessor test. In addition, the new test was clinically validated in a broader population of women including, African American and Hispanic women. This increased the applicable market applicable to the first-generation test beyond Caucasian women, and simplified the marketing process in medical clinics and breast health centers in the U.S.

The expanded panel of SNPs incorporated into our breast cancer tests were identified from multiple large-scale genome-wide association studies and subsequently tested in case-control studies utilizing specific Caucasian, African American and Hispanic patient samples.

BREVAGenplus was a clinically validated, predictive risk test for sporadic breast cancer which examined a woman’s clinical risk factors, combined with seventy-seven scientifically validated SNPs to allow for more personalized breast cancer risk assessment and risk management.

In May 2019, we announced the development of our next generation breast cancer risk assessment test, ‘GeneType for Breast Cancer’. The new breast cancer test provided substantial improvement over our legacy breast cancer test BREVAGenplus by incorporating key clinical risk factors: family history, mammographic breast density and polygenic risk. This test will provide healthcare providers and their patients with a 5-year and lifetime risk assessment of the patient developing breast cancer.

Germline genetic testing for mutations in BRCA1 and BRCA2 allows for the identification of individuals at significantly increased risk for breast and other cancers. However, such mutations are relatively rare in the general population and account for less than 10% of all breast cancer cases. The remaining 90% of non-familial or sporadic breast cancer have to be defined by other genetic/clinical markers common to the population at large and this is where we have focused our attention.

The ‘GeneType for Breast Cancer’ test is aimed at risk detection of non-BRCA related sporadic breast cancer (that is, for those women who do not have an identified family history of breast cancer). Importantly, this means that the Company’s new test covers 95% of women.

In June 2020, the Company received the approval for its U.S. patent number US 10,683,549, “Methods for Assessing Risk of Developing Breast Cancer.” The granted patent covers the Company’s proprietary panels of single nucleotide polymorphisms (SNPs) and the combination of clinical and phenotypic risk models to create the most comprehensive risk assessment tool on the market: GeneType for Breast Cancer.

GeneType for Colorectal Cancer

Next generation risk assessments combine multiple clinical and genetic risk factors to better stratify individuals at increased risk of developing disease. ‘GeneType for Colorectal Cancer’ incorporates the most impactful risk factors in order to define an individual’s risk of developing colorectal cancer, so the healthcare provider can make screening and preventative care recommendations that are tailored to their patient’s personalized risk.

Colorectal cancer is the third most diagnosed cancer in the U.S., yet 1 in 3 adults are not receiving the appropriate colorectal cancer screening for their age. In addition, rates of colorectal cancer among 20–49-year-olds is steadily increasing. Identifying patients who are most at risk for colorectal cancer can lead to enhanced screening protocols and better outcomes. Most individuals diagnosed with colorectal cancer do not have a significant family history of the disease. ‘GeneType for Colorectal Cancer’ evaluates the genometric risk of developing colorectal cancer for men and women over age 30 who do not have a known pathogenic gene variant.

In sporadic colorectal cancer, no single gene mutation is causal of disease. Rather, common DNA variations or SNPs, each contribute a small but measurable risk of developing disease. ‘GeneType for Colorectal Cancer’ analyses a patient’s DNA for more than 40 SNPs that have been clinically validated in their association with colorectal cancer. By combining the effects of all of these SNPs into a single polygenic risk score (PRS), ‘GeneType for Colorectal Cancer’ will provide a superior risk stratification over standard risk assessments that incorporate only clinical factors.

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‘GeneType for Colorectal Cancer’ is clinically validated for men and women of 30 years of age or older and for individuals of Caucasian descent. The Company intends to provide updates as it continuously improves its tests and add fully validated models for additional ethnicities.

Commercial Launch of GeneType Multi-Risk Test

The GeneType brand was re-launched globally in October 2021 following redevelopment of the Company’s websites, marketing and advertising, media releases and announcements to the ASX and NASDAQ. The commercial launch of the GeneType Multi Risk Test in February 2022 included the first phase launch to cover risk assessment for six serious diseases including breast, colorectal, prostate, and ovarian cancers, coronary artery disease and Type-2 diabetes covering more than 50% of all serious diseases, all in one test sample. The GeneType Multi-Test received simultaneous NATA accreditation and CMS certification in Australia and USA respectively. The first phase of the GeneType Multi-Test became available to Health Care Professionals (HCPs) in February 2022.

In March 2023 the Company announced that the geneType multi-risk test had been expanded to include three new diseases: Melanoma, pancreatic cancer, and Atrial Fibrillation, taking the total number of diseases covered by the test to nine. Centers for Medicare & Medicaid (CMS) approved the use of test for U.S. customers in March which was followed by the approval of test for the Australian market in September 2023 by the National Association of Testing Authority (NATA).

Commercial Launch of GeneType Comprehensive Hereditary Breast and Ovarian Cancer (HBOC) Test

In early 2023 we announced that the Company would develop and launch a ‘World First’ Comprehensive Risk Assessment Test which evaluates a women’s risk of developing breast and/or ovarian cancer either from a hereditary genetic mutation or from the far more common familial or sporadic cancer. Combined with other clinical risk factors the test provides a comprehensive risk assessment in a simple saliva test. This announced to the market in March 2024.

Global Market Expansion Opportunities

In November 2023, the Company announced its plan to launch its three brands, EasyDNA, Affinity DNA, and geneType, via the United Kingdom (U.K.) pharmacy channel in April 2024. The U.K. National Pharmacy Association is driving an initiative to make at home testing accessible in Pharmacy versus General Practice. Secondly, the Company is accelerating its plan to broaden our geneType brand into Southeast Asia and in discussions on several initiatives with potential partners.

Scientific Publications and Peer Reviewed Manuscripts

Over the past 12 months our clinical and scientific team continue to lead the Company’s innovation, successfully publishing six peer reviewed manuscripts. The data highlighting the clinical validity and utility of our patented geneType technology. Our talented team continue to collaborate with world leading institutions to advance our innovation.

Direct-to-Consumer Channel of Lifestyle Genetic Tests

The Company’s acquisition of EasyDNA, in April 2024, provide the Company direct-to-consumer channel for the sale and distribution of lifestyle genetic tests. This was followed by the acquisition of Affinity DNA in August 2022. Both EasyDNA & Affinity DNA brand of tests can be completed by the customer without the need to consult a healthcare professional. The laboratory testing of the EasyDNA and Affinity DNA genetic tests are performed by contracted laboratories in the US, Europe and Australia. EasyDNA and Affinity DNA customers order their tests online using our network of websites covering 40 countries.

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Recent Information

April 2024 – New Precision Oncology Tests

On April 17, the company announced the establishment of a precision oncology division and a portfolio of new diagnostic tests under its geneType precision oncology brand. The tests will provide information to medical oncologists, helping determine which therapies will have the most efficacious impact in treating a range of cancers.

April 2024 – GTG to pilot GeneType in Breast Screen centers across the U.S.

On April 11, the company announced it was establishing a clinical implementation study with breast imaging centers across New York, Miami and Houston. This initiative will pilot the integration of the geneType test into breast imaging centers, assisting in the streamlining of care that is currently fragmented.

March 2024 – GTG to develop Worlds Most Advanced Comprehensive Risk Test

On March 22 the company announced the development of the Company’s most advanced risk assessment test for serious diseases, building on the success of the Comprehensive Hereditary Breast and Ovarian Cancer (HBOC) test. This latest innovation will be a world first; including over 200 high penetrant genes to unlock the hereditary disease risk to its current multi-test associated with the most common cancers, cardiovascular disease, and type 2 diabetes. This ground-breaking innovation enables doctors to identify nearly 100% of people at risk of disease going beyond family history.

February 2024 – Launch U.S. Customer Digital Media Sales Campaign

On February 28 the company Announced the launch of a wide-reaching customer – targeted digital advertising campaign in the United States. This comprehensive program will drive Consumer Initiated Testing (CIT) for the company’s geneType Risk Assessment Tests. The campaign will commence end of March 2024 and will scale up throughout the remainder of the year. The U.S. wellness testing market is projected to reach $4.9 billion by 2032 from $878.9 million in 2022 with an annual growth rate of 18.86%. GTG’s strategy ensures that the company’s geneType Risk Assessment test portfolio will be able to access this segment. of this rapidly growing market in the U.S.

February 2023 Registered Offering

On February 7, 2023, the Company announced the closing of its registered direct offering with several institutional investors for the purchase and sale of 3,846,155 ADSs, each representing six hundred (600) ordinary shares of the Company, at a purchase price of $1.30 per ADS. H.C. Wainwright & Co. acted as the exclusive placement agent for the offering. The gross proceeds to the Company from this offering were approximately $5 million, before deducting the placement agent’s fees and other offering expenses payable by the Company.

MRFF Grant

On September 11, 2023, GTG announced that it had been named National Research Partner for a Medical Research Future Fund (MRFF) Genomics Health Futures Mission Grant which was awarded to a group of renowned national and international research and charity organizations. The grant will provide funding for the CASSOWARY Trial: a randomized controlled trial of the clinical utility and cost-effectiveness of a multi-cancer polygenic risk score in general practice. The Cassowary Trial is a collaboration between international investigators from GTG (Industry partner), University of Melbourne and Queen Mary University of London, The Royal Melbourne Hospital, Royal Marsden NHS Foundation Trust, and the Daffodil Centre.

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Share Consolidation and ADS Ratio Change

On November 22, 2023, we held our 2023 Annual General Meeting of shareholders (the “2023 Annual Meeting”). At the 2023 Annual Meeting, our shareholders approved a share consolidation of all classes of securities, including ordinary shares at a ratio of one (1) for every parcel of one hundred (100) securities held, such that each hundred ordinary shares of the Company would be combined into one ordinary share of the Company (the “Local Consolidation”). In connection with the Local Consolidation, the Company also simultaneously adjusted its ADS Ratio from the then-existing ratio of one ADS representing 600 ordinary shares to one ADS representing 30 ordinary shares (the “Ratio Change”). Both the Local Consolidation and the Ratio Change became effective at the open of trading on December 14, 2023. Our ordinary shares continue to be traded on the ASX, under the symbol “GTG.” The ADSs continue to be traded on The Nasdaq Stock Exchange under the symbol “GENE”.

On the effective date of the Ratio Change, ADS holders were required on a mandatory basis to surrender their old ADSs to the depository for cancellation and exchange at a rate of one “new” ADS (CUSIP 37185R406) for every five “old” ADSs (CUSIP 37185R307) surrendered. Holders of ADSs in the Direct Registration System or in brokerage accounts had their ADSs automatically exchanged with no further action. No fraction of an ADS was issued.

April 2024 Financing

On April 18, 2024, we entered into a definitive agreement (the “Purchase Agreement”) with institutional investors providing for the issuance of (i) 16,800,000 ordinary shares represented by 560,000 ADSs, and (ii) pre-funded warrants to purchase up to an aggregate 13,200,000 ordinary shares represented by 440,000 ADSs, in a registered direct offering at an offering price of $2.00 per ADS and $1.999 per pre-funded warrant, for aggregate gross proceeds of approximately $2 million. Each pre-funded warrant is exercisable for one ADS at an exercise price of $0.001 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The offering closed on April 22, 2024. In addition, under the Purchase Agreement, the investors received unregistered warrants to purchase up to an aggregate of 30,000,000 ordinary shares represented by 1,000,000 ADSs at an exercise price of $2.00 per ADS (the “Private Placement”). The warrants will be immediately exercisable and will expire five years following the date of issuance. The warrants may be exercised on a cashless basis if there is no effective registration statement registering the ADSs underlying the warrants.

Corporate Information

Our corporate headquarters and laboratory are located at 60-66 Hanover Street, Fitzroy, Victoria, 3065, Australia and our telephone number is 61 3 8412 7000. The offices of our U.S. subsidiary, geneType Inc., are located at 1300 Baxter Street, Suite 255, Charlotte, North Carolina 28269 and the office telephone number is (877) 992-7382. Our website address is www.genetype.com. The information in our website is not incorporated by reference into this prospectus and should not be considered as part of this prospectus.

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THE OFFERING

ADSs Offered	Up to an aggregate of 30,000,000 ordinary shares, no par value per share, of the Company, represented by 1,000,000 ADSs issuable upon the exercise of the warrants issued under the Private Placement. The selling shareholders are identified in the table commencing on page 11. Each ADS represents 30 ordinary shares.

ADS Outstanding at May 14, 2024	3,219,089 ADS.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

NASDAQ Symbol for ADSs	GENE

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 8 of this prospectus.

The above is based on 3,219,089 ADSs representing 96,572,670 ordinary shares outstanding as of May 14, 2024 which does not include the following:

●	45,842,668 ordinary shares issuable upon exercise of outstanding warrants at exercises prices between $0.10 and $1.04; and
●	400,000 performance ordinary shares issuable to Directors and Senior Management on the achievement of share price targets.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options, performance shares or any of the options or warrants described above.

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RISK FACTORS

An investment in our securities involves significant risk. Before making an investment in our securities, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 20-F on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 20-F. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to this Offering

The sale of a substantial amount of our ordinary shares or ADSs, including resale of the ADSs issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our ADSs.

We are registering for resale 30,000,000 ordinary shares represented by 1,000,000 ADSs issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of shares of our ordinary shares or ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or ADSs or other equity or debt securities convertible into ordinary shares or ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholders. All net proceeds from the sale of the ordinary shares represented by ADSs and the warrants covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares represented by ADSs as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and issuance of the warrant ADSs to the extent that these warrants are exercised for cash. Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $2,000,000. We intend to use the net proceeds of such warrant exercise, if any, for research and development, general and administrative expenses, and for working capital purposes  .

Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

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CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of December 31, 2023; and

●

on an adjusted basis, giving additional effect to completion of the April 2024 financing, based on an aggregate of (i) 16,800,000 ordinary shares represented by 560,000 ADSs at the offering price of $2.00 per ADS, and (ii) 13,200,000 ordinary shares represented by 440,000 ADSs underlying pre-funded warrants, at the offering price of $1.999 per pre-funded warrant, assuming full exercise of the pre-funded warrants sold in the April 2024 financing, after deducting the placement agent fees and estimated offering expenses payable by us, resulting in net proceeds of approximately $1,555,000.

The following depiction of our capitalization on an adjusted basis as of December 31, 2023 reflects the net proceeds from April 2024 financing, and does not reflect exercise of any options or warrants or any other transactions impacting our capital structure subsequent to December 31, 2023. The adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	December 31, 2023 (A$)
	Actual	As Adjusted (1)
Cash and cash equivalents	$3,729,200	$6,113,274
Other Assets:
Current Assets	$1,986,551	$1,986,551
Non-current Assets	$2,751,111	$2,751,111
Liabilities:
Current liabilities	$3,421,787	$3,421,787
Non-current liabilities	$232,940	$232,940
Equity:
Share capital	$161,342,707	$161,342,707
Other reserves	$4,247,549	$4,247,549
Retained earnings	$(160,778,121)	$(160,778,121)
Total equity	$4,812,135	$7,196,209
Total capitalization	$4,812,135	$7,192,209

(1)	On an as adjusted basis to give effect to the proceeds from the sale of 560,000 ADSs and 440,000 pre-funded warrants, in the April 2024 offering after deducting estimated offering expenses payable by us, translated from U.S. dollars into Australian dollars at A$1.00 to US$0.6523, which was the average exchange rate for the month of April 2024.

The above table is based on 115,417,246 ordinary shares outstanding as of December 31, 2023 and excludes the following:

●	4,630,168 ordinary shares issuable upon exercise of outstanding warrants at exercises prices between $0.10 and $1.04;

●	400,000 performance shares issuable to directors and senior management on the achievement of share price targets;

●	30,000,000 ordinary shares represented by 1,000,000 ADSs issuable upon exercise of the warrants to be issued to the investors in a private placement concurrently with the April offering, at an exercise price of $2.00 per ADS; and

●	1,950,000 ordinary shares represented by 65,000 ADSs issuable upon the exercise of warrants to be issued to the placement agent (or its designees) as compensation in connection with the April offering, at an exercise price of $2.50 per ADS.

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SELLING SHAREHOLDERS

The ordinary shares represented by ADSs being offered by the selling shareholders are those ordinary shares represented by ADSs issuable upon exercise of warrants previously issued in connection with our private placement that closed in April 2024. For additional information regarding the issuance of those ADSs and warrants to purchase ADSs, see “Prospectus Summary – April 2024 Financing.” We are registering the ordinary shares represented by ADSs in order to permit the selling shareholders to offer the ordinary shares represented by ADSs for resale from time to time. Other than with respect to the sale of our securities to the selling shareholders in our April 2024 financing and in previous financings   except for the ownership of the warrants issued, and the ADSs issued and issuable, pursuant to prior financings, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling stockholder, based on its ownership of ADSs and warrants to purchase ADSs, as of May 14, 2024, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of ordinary shares owned after the offering, by number of ordinary shares and percentage of outstanding ordinary shares (assuming for the purpose of such percentage, 96,572,670 shares represented by 3,219,089 ADS outstanding as of May 14, 2024) assuming in both cases the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the warrants issued under the private placement, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares represented by ADSs or warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering	Percentage of Ordinary Shares Owned After the Offering
Armistice Capital, LLC (1)	39,385,000	26,250,000	(3)	13,135,000	13.60%
Intracoastal Capital, LLC (2)	5,940,000	3,750,000	(4)	2,190,000	2.27%

*	Denotes less than 1%

(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(3)	Represents 26,250,000 ordinary shares represented by 875,000 ADSs issuable upon exercise of warrants issued in our April 2024 financing.

(4)	Represents 3,750,000 ordinary shares represented by 125,000 ADSs issuable upon exercise of warrants issued in our April 2024 financing.

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DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

Our constituent document or governing rules is a Constitution. Our Constitution is subject to the terms of the Listing Rules of the ASX and the Australian Corporations Act 2001. The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the Listing Rules of the Australian Securities Exchange, the Corporations Act 2001 and other applicable law. A general summary of some of the rights and restrictions attaching to ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of and to be present, to vote and to speak at general meetings.

We encourage you to read our Constitution which is included as an exhibit to this registration statement of which this prospectus forms a part. We do not have a limit on our authorized share capital and do not recognize the concept of par value under Australian law. Subject to restrictions on the issue of securities in our Constitution, the Corporations Act 2001 and the Listing Rules of the Australian Securities Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that the board of directors determine.

Dividends

Holders of ordinary shares are entitled to receive such dividends as may be declared by the board of directors. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid. As of the date of this prospectus, there have been no dividends paid to holders of ordinary shares.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be paid to, and held by, the Public Trustee of Victoria. The payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not constitute us as a trustee in respect thereof.

Constitution

Our constituent document is a Constitution which is similar in nature to the by-laws of a company incorporated under the laws of the U.S. Our Constitution does not provide for or prescribe any specific objects or purposes of the Company. Our Constitution is subject to the terms of the Listing Rules of the Australian Securities Exchange and the Corporations Act 2001. Our Constitution may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders who vote by person or proxy at a duly convened shareholders meeting.

Shareholders Meetings

We must hold an annual general meeting within five months of the end of each fiscal year. Our end of fiscal year is currently June 30 each year. At the annual general meeting, shareholders typically consider the annual financial report, directors’ report and auditor’s report and vote on matters, including the election of directors, the appointment of the auditor (if necessary) and fixing the aggregate limit of non-executive directors’ remuneration. We may also hold other meetings of shareholders from time to time. The annual general meeting must be held in addition to any other meetings which we may hold.

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The board of directors may call and arrange a meeting of shareholders, when and where they decide. The directors must call a meeting of shareholders when requested by shareholders who hold at least 5% of the votes that may be cast at the meeting or as otherwise required by the Corporations Act 2001. Shareholders with at least 5% of the votes that may be cast at a meeting may also call and hold a general meeting, subject to the notification requirements of the Corporations Act 2001.

Unless applicable law or our Constitution requires a special resolution, a resolution of shareholders is passed if more than 50% of the votes at the meeting are cast in favor of the resolution by shareholders in person or proxy entitled to vote upon the relevant resolution. A special resolution is passed if the notice of meeting sets out the intention to propose the special resolution and it is passed if at least 75% of the votes at the meeting are cast by shareholders in person or proxy entitled to vote upon the relevant resolution.

A special resolution usually involves more important questions affecting the Company as a whole or the rights of some or all of our shareholders. Special resolutions are required in a variety of circumstances under our Constitution and the Corporations Act 2001, including without limitation:

●	to change our name;

●	to amend or repeal and replace our Constitution;

●	to approve the terms of issue of preference shares;

●	to approve the variation of class rights of any class of shareholders;

●	to convert one class of shares into another class of shares;

●	to approve certain buy backs of shares;

●	to approve a selective capital reduction of our shares;

●	to approve financially assisting a person to acquire shares in the Company;

●	to remove and replace our auditor;

●	to change our company type;

●	with the leave of an authorized Australian court, to approve our voluntary winding up;

●	to confer on a liquidator of the Company either a general authority or a particular authority in respect of compensation arrangements of the liquidator; and

●	to approve an arrangement entered into between a company about to be, or in the course of being, wound up.

Shareholder Voting Rights

At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands. Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share and that portion of a vote for any partly paid share that the amount paid on the partly paid share bears to the total amounts paid and payable, on a poll. This is subject to any other rights or restrictions which may be attached to any shares. In the case of an equality of votes on a resolution at a meeting (whether on a show of hands or on a poll), the chairman of the meeting has a deciding vote in addition to any vote that the chairman of the meeting has in respect of that resolution.

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Issue of Shares and Changes in Capital

Subject to our Constitution, the Corporations Act 2001, the Listing Rules of the Australian Securities Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine. Our power to issue shares includes the power to issue bonus shares (for which no consideration is payable to the Company), preference shares (including redeemable preference shares) and partly paid shares.

Pursuant to the Listing Rules of the Australian Securities Exchange, our Board may in their discretion issue securities to persons who are not related parties of our Company, without the approval of shareholders, if such issue, when aggregated with securities issued by us during the previous 12-month period would be an amount that would not exceed 15% of our issued share capital at the commencement of the 12-month period (or a combined limit of up to 25% of our issued share capital, subject to certain conditions, if prior approval for the additional 10% is obtained from shareholders at our annual meeting of shareholders). Other allotments of securities require approval by an ordinary resolution of shareholders unless these other allotments of securities fall under a specified exception under the Listing Rules.

The Company may issue preference shares, by approval of a special majority, which is a resolution of which notice has been given and that has been passed by at least 75% of the voting rights represented at the meeting, in person, by proxy, or by written ballot and entitled to vote on the resolution. There are no preference shares issued or allotted as at the date of this prospectus.

Subject to the requirements of our Constitution, the Corporations Act 2001, the Listing Rules of the Australian Securities Exchange and any other applicable law, we may:

●	consolidate or divide our share capital into a larger or smaller number by resolution passed by shareholders at a general meeting;

●	reduce our share capital by special resolution passed by at least 75% of the votes cast by shareholders who vote by person or proxy at a duly convened shareholders meeting (and are not otherwise excluded by law) provided that the reduction is fair and reasonable to our shareholders as a whole, and does not materially prejudice our ability to pay creditors;

●	undertake an equal access buyback of our ordinary shares by ordinary resolution of shareholders (although if we have bought back less than 10% of our shares over the period of the previous 12 months, shareholder approval may not be required); and

●	undertake a selective buyback of certain shareholders’ shares by special resolution passed by at least 75% of the votes cast by shareholders who vote by person or proxy at a duly convened shareholders meeting (and are not otherwise excluded by law), with no votes being cast in favor of the resolution by any person whose shares are proposed to be bought back or by their associates.

In certain circumstances, including the division of a class of shares into further classes of shares, the issue of additional shares or the issue of a new class of shares, we may require the approval of any class of shareholders whose rights are varied or are taken to be varied by special resolution of shareholders generally and by special resolution of the holder of shares in that class whose rights are varied or taken to be varied.

Dividends may be paid on shares of one class but not another and at different rates for different classes.

Exchange Controls

Australia has largely abolished exchange controls on investment transactions. The Australian dollar is freely convertible into U.S. dollars. In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transaction, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

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Australian Takeover Law

In Australia, under the Corporations Act 2001, a person is prohibited from acquiring a “relevant interest” in the issued voting shares in an Australia listed company if that acquisition results in any person’s voting power in that company increasing:

a)	from 20% to more than 20%; or

b)	from a starting point that is above 20% and below 90%,

unless the acquisition is made under one of the statutory exceptions set out in the Corporations Act 2001.

A “relevant interest” is a wide and complex concept and includes the power to vote in relation to voting shares or to control the disposal of voting shares.

The most common exceptions under the Corporations Act 2001 which allow a person to obtain control of a Company are:

●	an off-market takeover bid, which is a written offer to all shareholders detailing the terms on which voting shares will be purchased, which complies with the requirements of the Corporations Act 2001;

●	a market takeover bid, which involves a broker standing in the market and purchasing all voting shares in a company at a certain price on behalf of the bidder in accordance with the Corporations Act 2001; and

●	a scheme of arrangement, which is a court-approved form of transaction between a company and its shareholders to bind a company’s shareholder to a form of rearrangement of their rights and obligations. This form of transaction will only be binding if approved by:

○	over 50% of shareholders by number; and

○	at least 75% of the total number of votes cast by shareholders.

Other common exceptions used by persons who are not also seeking control include:

●	where shareholder approval by way of ordinary resolution (i.e. over 50%) is obtained for acquisitions of shares above 20%. The bidder and the shareholders from whom the acquisition is to be made would be excluded from voting on such a resolution; and

●	an exception known as “creep” in which a person who has a voting power in the Company of at least 19% throughout the 6 months before the acquisition may acquire up to a further 3% of the Company’s shares over the next six months.

Substantial Shareholder Notices

A person must also give notice to the Company and the ASX if they, acquire an interest in 5% or more in the voting shares of the Company (Substantial Holding). Further notice of any changes of a Substantial Holding by 1% or more within 2 days of the change or within 24 hours is the person has submitted a takeover bid or if the person ceases to be a substantial holder.

Proportional Takeover Provisions

A proportional takeover bid is an off-market offer or bid to purchase a proportion of securities in a certain bid class (Proportional Takeover Bid).

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Section 648G of the Corporations Act 2001 allows a company to include in its constitution provisions preventing the registration of a transfer of securities resulting from a Proportional Takeover Bid, unless the relevant holders of the securities approve the bid (Proportional Takeover Provisions). Under the Corporations Act Proportional Takeover Provisions may only apply for a maximum period of three years, unless renewed earlier by shareholder approval passed by way of a special resolution. A special resolution requires approval of 75% of the votes cast by shareholders present and eligible to vote (in person, by proxy, by attorney or, in the case of a corporate Shareholder, by a corporate representative).

The Company’s Constitution contains Proportional Takeover Provisions. Under these provisions where an offer has been made under a Proportional Takeover Bid for the securities in the Company the Directors must convene a meeting of the holders of the relevant class of securities to vote on a resolution to approve that bid. The meeting must be held and the resolution voted on at least 14 days before the last day of the bid period. To be passed the resolution must be approved by a majority of votes at the meeting excluding votes by the bidder and its associates.

However, under the Corporations Act if the meeting is not held in time then a resolution to approve the Proportional Takeover Bid will be deemed to have been passed. If the resolution to approve the takeover bid is passed (or deemed to have been passed) the transfer of Shares resulting from the acceptance of an offer under the bid will be permitted and the transfer will be registered.

If the resolution is rejected the registration of any transfers of securities arising from an offer under the Proportional Takeover Bid will be prohibited and the bid will be deemed to be withdrawn.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage in an Australian company without notice from the Australian Treasurer confirming that there is no objection to the Transaction (FIRB Approval). These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth), or the FATA.

Under the FATA, as currently in effect, any foreign person (excluding foreign government investors), together with associates, or parties acting in concert, is prohibited from holding an interest of 20% or more in any Australian company if either the value of the Company’s total assets or total issued securities exceeds A$310 million (or A$1,339 million in the case of investors from the U.S. and other countries with which Australia has a free trade agreement) without first obtaining FIRB Approval. “Associates” is a broadly defined term under the Takeovers Act and includes:

●	spouses, lineal ancestors and descendants, and siblings;

●	partners, officers of companies, the company, employers and employees, and corporations;

●	their shareholders related through substantial shareholdings or voting power;

●	corporations whose directors are controlled by the person, or who control a person; and

●	associations between trustees and substantial beneficiaries of trust estates.

The determination of whether a person has acquired a 20% interest must be conducted on a fully diluted basis as well as an undiluted basis. This means that the interest of other convertible securities like options, warrants and units should be included when determining a person’s percentage on a fully diluted basis.

Foreign government investors will require FIRB Approval prior to holding a direct interest in the Company irrespective of the value of the consideration, or the value of the Company’s total assets or total issued securities. The term “direct interest” means an interest of at least 10%, or an interest of at least 5% if the person who acquires the interest has entered a legal arrangement relating to the businesses of the person and the Company beyond the supply of goods or services on ordinary commercial terms; or an interest of any percentage in the Company if the person who acquired the interest is in a position to influence or participate in the central management and control or determine the policy of the Company i.e. if board representation or special veto rights beyond those afforded to shareholders are acquired.

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If the necessary approvals are not obtained, the Treasurer may make orders including orders requiring the acquirer to dispose of the securities it has acquired within a specified period of time. Significant criminal and civil penalties may also apply if a person proceeds without FIRB Approval, where it is required in breach of the FATA.

Additionally, if a foreign person (excluding foreign government investors) acquires a holding of a direct interest in the Company the Treasurer has the power to “call in” such acquisitions anytime over a period of 10 years following the acquisition unless FIRB Approval has voluntarily been obtained.

Once “called in”, an investment will be reviewed under the national security test to determine if it raises national security concerns, consistent with the same process as those investors who notify on a mandatory basis. So foreign persons would still have the opportunity to make submissions.

While it is expected that the overwhelming majority of investments will not be called-in for review guidance has been released outlining the investment areas in which investors are encouraged to voluntarily apply for FIRB Approval to obtain certainty on the likelihood of the Treasurer operating the call in power. Relevantly, voluntary notification is encouraged for investments in pathology providers that would result in the applicant holding sensitive personal information (including medical and personal contact details) relating to greater than 100,000 Australian individuals.

To obtain FIRB Approval an application will need to be made setting out (amongst other things) the proposal, the person and their upstream ownership details and the relevant particulars of the acquisition/shareholding. The Australian Treasurer then has 30 days to consider the application and make a decision. However, the Australian Treasurer may extend the period by up to a further 90 days by publishing an interim order. Applications are assessed against a national interest test, which includes national security, competition, data security, economic and government policies including taxation, unless FIRB Approval is voluntarily obtained, in which case just the national security test is applied.

If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Takeovers Act. In such event, we would be required to obtain the approval of the Australian Treasurer for us, together with our associates, to acquire (i) more than 20% of an Australian company or business with assets totaling over A$266 million; or (ii) any direct or indirect ownership in Australian residential real estate and certain non-residential real estate.

The percentage of foreign ownership in us would also be included determining the foreign ownership of any Australian company or business in which it may choose to invest. Since we have no current plans for any such acquisition and do not own any property, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of property in Australia.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires any off-market transfer of our shares to be made in writing. Otherwise, while our ordinary shares remain listed on the ASX, transfers take place electronically through the ASX’s exchange process and requirements. No stamp duty will be payable in Australia on the transfer of ADSs.

Liquidation Rights

After satisfaction of the claims of creditors, preferential payments to holders of outstanding preference shares and subject to any special rights or restrictions attached to shares, on a winding up, any available assets must be used to repay the capital contributed by the shareholders and any surplus must be distributed among the shareholders in proportion to the number of fully paid shares held by them. For this purpose, a partly paid share is treated as a fraction of a share equal to the proportion which the amount paid bears to the total issue price of the share before the winding up began.

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If we experience financial problems, the directors may appoint an administrator to take over our operations to see if we can come to an arrangement with our creditors. If we cannot agree with our creditors, Genetic Technologies Limited may be wound up.

A receiver, or receiver and manager, may be appointed by order of a court or under an agreement with a secured creditor to take over some or all of the assets of a company. A receiver may be appointed, for example, because an amount owed to a secured creditor is overdue.

We may be wound up by order of a court, or voluntarily if our shareholders pass a special resolution to do so. A liquidator is appointed when a court orders a company to be wound up or the shareholders of a company pass a resolution to wind up the company. A liquidator is appointed to administer the winding up of a company.

Description of American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS represents 30 ordinary shares (or a right to receive 30 ordinary shares) deposited with HSBC Bank Australia Limited, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered, and its executive offices, are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold the ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements issued by the depositary to the ADS holders entitled thereto.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary will be the holder of the shares underlying the ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American depositary receipt. Directions on how to obtain copies of those documents are provided under “Where You Can Find Additional Information.”

Dividends and Other Distributions

If we Pay a Dividend or Other Distribution, How Will You Receive Dividends and Other Distributions on the Shares?

In the event that we pay a cash dividend or make another distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares the ADSs represent.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

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Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

●	Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

●	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How Are ADSs Issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

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How Do ADS Holders Cancel an ADS?

You may turn in the ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

Voting Rights

How Do You Vote?

You may instruct the depositary to vote the deposited securities, but only if we ask the depositary to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying the ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Australia and our Constitution, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct or as described below. Notwithstanding anything to the contrary contained in the deposit agreement, the depositary will not exercise a discretionary proxy in respect of the deposited securities for which it has not timely received instructions.

If we ask the depositary to solicit your instructions but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of ordinary shares represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions as to be voted upon unless we notify the depositary that:

●	we do not wish to receive a discretionary proxy;

●	there is substantial shareholder opposition to the particular questions; or

●	the particular question would have an adverse impact on our shareholders.

We are required to notify the depositary if one or more of the conditions specified above exists.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must Pay:		For:

●	US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	●	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
		●	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
●	US$0.02 (or less) per ADS	●	Any cash distribution to you
●	A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	●	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
●	Expenses of the depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
		●	Converting foreign currency to U.S. dollars
●	Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	●	As necessary
●	Any charges incurred by the depositary or its agents for servicing the deposited securities	●	As necessary
●	US$0.02 (or less) per ADS per year	●	Depositary services

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The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on the ADSs or on the deposited securities represented by any of the ADSs. The depositary may refuse to register any transfer of the ADSs or allow you to withdraw the deposited securities represented by the ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by the ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers If we:		Then:
●	Change the nominal or par value of our shares Reclassify, split up or consolidate any of the deposited securities	●	The securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

●	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	●	The depositary may, and will if we ask it to, deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How May the Deposit Agreement Be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold the ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement Be Terminated?

The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 90 days shall have expired after the depositary shall have delivered to our company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

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After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

●	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

●	are not liable if either of us exercises discretion permitted under the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if it involves expenses or liability unless you furnish satisfactory indemnity; and

●	may rely upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit and any other holder of ADSs or any other person if we believe in good faith such person is competent to give such advice or information.

●	In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

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The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

You have the right to cancel the ADSs and withdraw the underlying shares at any time except:

●	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

●	When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

●	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

●	This right of withdrawal may not be limited by any other provision of the deposit agreement.

PLAN OF DISTRIBUTION

We are registering the ordinary shares represented by ADSs issuable upon exercise of the warrants issued in the April 2024 Private Placement to permit the resale of these ordinary shares represented by ADSs by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares represented by ADSs other than proceeds from the cash exercise of the warrants. We will bear all fees and expenses incident to our obligation to register the ordinary shares represented by ADSs.

The selling shareholders may sell all or a portion of the ordinary shares represented by ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares represented by ADSs are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares represented by ADSs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

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●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares represented by ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares represented by ADSs or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares represented by ADSs in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares represented by ADSs short and deliver ordinary shares represented by ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares represented by ADSs to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants or ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares represented by ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares represented by ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares represented by ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares represented by ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares represented by ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares represented by ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by ADSs may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

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There can be no assurance that any selling shareholder will sell any or all of the ordinary shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares represented by ADSs by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares represented by ADSs to engage in market-making activities with respect to the ordinary shares represented by ADSs. All of the foregoing may affect the marketability of the ordinary shares represented by ADSs and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares represented by ADSs.

We will pay all expenses of the registration of the ordinary shares represented by ADSs, estimated to be $63,000  in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares represented by ADSs will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Sichenzia Ross Ference Carmel LLP, New York, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and K&L Gates LLP has passed upon certain legal matters regarding the securities offered hereby under Australian law.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement for the years ended June 30, 2023 and 2022, have been incorporated by reference in reliance upon the report of Grant Thornton Audit Pty Ltd, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 and relevant exhibits and schedules, under the Securities Act covering the ordinary shares represented by ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and the ADSs. Our SEC filings, including the registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on Form 6-K, unaudited quarterly financial information for the first three quarters of each fiscal year within 60 days after the end of each such quarter, or such applicable time as required by the SEC.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to be incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering. The documents we incorporate by reference are:

(1)	our annual report on Form 20-F for the year ended June 30, 2023, filed with the SEC on August 30, 2023;

(2)	our Form 6-Ks furnished with the SEC on August 30, 2023; August 31, 2023; September 11, 2023; September 11, 2023; September 27, 2023, October 30, 2023; November 21, 2023; November 24, 2023; November 24, 2023; December 1, 2023; December 6, 2023; December 7, 2023; December 12, 2023; December 19, 2023; December 27, 2023; December 28, 2023; January 5, 2024; January 9, 2024; January 31, 2024; February 7, 2024; February 15, 2024; February 20, 2024; February 26, 2024 (except pages 20 and 21 of Exhibit 99.1), March 7, 2024; March 21, 2024; March 22, 2024; March 25, 2024; March 26, 2024; April 8, 2024; April 11, 2024; April 17, 2024; April 19, 2024; April 22, 2024; April 23, 2024; April 23, 2024; April 23, 2024, April 23, 2024; April 30, 2024; and May 06, 2024.

(3)	the description of our securities contained in Exhibit 4.1 to our Annual Report on Form 20-F for the year ended June 30, 2020 filed with the SEC on October 22, 2020, and any amendment or report filed for the purpose of further updating that description.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

Simon Morriss

60-66 Hanover Street

Fitzroy, Victoria, 3065, Australia

Tel: 011613-9415-1135

You also may access the incorporated reports and other documents referenced above on our website at www.genetype.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are a public limited company incorporated under the laws of Australia. All of our directors and executive officers are non-residents of the United States, and all or substantially all of the assets of such persons are located outside the United States. As a result, it may not be possible for you to:

●	effect service of process within the United States upon any of our directors and executive officers or on us;

●	enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

●	enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

●	to bring an original action in an Australian court to enforce liabilities against any of our directors and executive officers or us based upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of our directors and executive officers or us, including actions under the civil liability provisions of the U.S. securities laws.

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30,000,000 Ordinary Shares represented by 1,000,000 American Depositary Shares

Prospectus

        , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Except as hereinafter set forth, there is no provision of the Company’s Constitution or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Rule 35 of the Company’s Constitution provides:

To the extent permitted by law:

(a) the company must indemnify each Director and Secretary and each former Director and Secretary, and may indemnify any other officer or former officer of the Company (as that term is defined in section 9 of the Corporations Act 2001 (Cth)), against any liability (other than legal costs) incurred in acting as a Director, Secretary, or, where applicable, other officer of the company other than:

(i) a liability owed to the company or a related body corporate;

(ii) a liability for a pecuniary penalty order under section 1317G or a compensation order under section 1317H of the Corporations Act 2001 (Cth); or

(iii) a liability that did not arise out of conduct in good faith;

(b) the company must indemnify each Director and Secretary and each former Director and Secretary who is or was, at the request of the company, serving as a director or secretary of another company against any liability (other than legal costs) incurred in acting as a director or secretary of the other company other than:

(i) a liability owed to the other company or a Related Body Corporate;

(ii) a liability for a pecuniary penalty order under section 1317G or a compensation order under section 1317H of the Corporations Act 2001 (Cth); or

(iii) a liability that did not arise out of conduct in good faith;

(c) the company must indemnify each Director and Secretary, and each former Director and Secretary, and may indemnify any other officer or former officer, for costs and expenses incurred by a Director, Secretary or, where applicable, other officer of the company, in defending an action for a liability incurred in acting as a Director, Secretary or, where applicable, other officer of the company, except for legal costs incurred:

(i) in defending or resisting any proceedings, whether civil or criminal, in which the Director, Secretary or, where applicable, other officer of the company, is found to have a liability for which they could not be indemnified under clause (a) above;

(ii) in defending or resisting criminal proceedings in which the Director, Secretary or, where applicable, other officer of the company, is found guilty;

(iii) in defending or resisting proceedings brought by the ASIC or by a liquidator for a court order if the grounds for making the order are found by the court to have been established, except for costs incurred in responding to actions taken by the ASIC or a liquidator as part of an investigation before commencing proceedings for the court order; or

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(iv) in connection with proceedings for relief to the Director, Secretary or, where applicable, other officer of the company, under the Act in which the relief is denied by the court;

(d) the company must indemnify each Director and Secretary and each former Director and Secretary who is or was, at the request of the company, serving as a director or secretary of another company for costs and expenses incurred by the Director or Secretary in defending an action for a liability incurred in acting as a director or secretary of the other company, except for legal costs incurred:

(i) in defending or resisting any proceedings, whether civil or criminal, in which the Director or Secretary is found to have a liability for which they could not be indemnified under clause (b) above;

(ii) in defending or resisting criminal proceedings in which the Director or Secretary is found guilty;

(iii) in defending or resisting proceedings brought by the ASIC or by a liquidator for a court order if the grounds for making the order are found by the court to have been established, except for costs incurred in responding to actions taken by the ASIC or a liquidator as part of an investigation before commencing proceedings for the court order; or

(iv) in connection with proceedings for relief to the Director or Secretary under the Corporations Act 2001 (Cth) in which the relief is denied by the court; and

(e) the company must make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any reasonable legal costs incurred by a Director, Secretary or, where applicable, other officer of the company, on the condition that the Director, Secretary or, where applicable, other officer of the company, must repay the amount paid by the company to the extent that the company is found to be not able to indemnify the Director, Secretary or, where applicable, other officer of the company, for those legal costs.

To the extent permitted by law and to the extent the company is able to obtain it, the company must maintain and pay all premiums for an insurance policy insuring each Director, Secretary or other officer of the company or of a subsidiary of the company against liability incurred in that capacity for the period of the person’s engagement and for a 7 year period thereafter (and if legal action is commenced prior to the expiry of that date then until the final determination of that action) in an amount which is not less than the amount provided to Directors during that period, or if no such policy is in existence then on the terms and conditions that are in substance no less favorable to the person than those of any insurance policy that last covered the person.

This Rule 35 does not limit any right the person otherwise has.

In this Rule 35, an officer means a director or secretary of the corporation, or a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the corporation, or who has the capacity to affect significantly the corporation’s financial standing.

The Company maintains liability insurance policies insuring the Company’s directors and officers against certain liabilities that they may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years which were not registered under the Securities Act  :

On April 18, 2024, the Company entered into a definitive agreement (the “Purchase Agreement”) with institutional investors, pursuant to which the Company issued unregistered warrants to purchase up to an aggregate of 30,000,000 ordinary shares represented by 1,000,000 ADSs at an exercise price of $2.00 per ADS. The warrants are immediately exercisable and will expire five years following the date of issuance.

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Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

3.1	Constitution of the Registrant (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form 20-F filed with the Commission on December 21, 2010)
4.1	Description of Securities (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 20-F filed with the Commission on October 22, 2020)
4.2	Form of Compensation Warrant issued on April 3, 2020 (incorporated by reference to Exhibit 10.3 of the Company’s Report on Form 6-K filed with the Commission on April 2, 2020)
4.3	Form of Pre-funded Warrant (incorporated by reference to Exhibit 4.5 to the Company’s registration statement on Form F-1/A filed on May 12, 2020)
4.4	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.6 to the Company’s registration statement on Form F-1/A filed on May 12, 2020)
4.5	Form of Pre-Funded Warrant issued by Genetic Technologies Limited on April 22, 2024 (Incorporated by reference to Exhibit 10.2 of the Company’s Report on Form 6-K filed with the Commission on April 22, 2024)
4.6	Form of Warrant issued by Genetic Technologies Limited on April 22, 2024 (Incorporated by reference to Exhibit 10.3 of the Company’s Report on Form 6-K filed with the Commission on April 22, 2024)
4.7	Form of Placement Agent Warrant to be issued by Genetic Technologies Limited (Incorporated by reference to Exhibit 10.4 of the Company’s Report on Form 6-K filed with the Commission on April 22, 2024)
4.8	Form of American Depositary Receipt (incorporated by reference to Rule 424(b)(3) filing (File No. 333-183861), filed with the SEC on December 7, 2023)
5.1	Opinion of K&L Gates
10.1	Deposit Agreement, dated as of January 14, 2002, by and among Genetic Technologies Limited, The Bank of New York Mellon, as Depositary, and the Owners and Holders of American Depositary Receipts (such agreement is incorporated herein by reference to the Registration Statement on Form F-6 relating to the ADSs (File No. 333-14270) filed with the Commission on January 14, 2002).
10.2	Staff Share Plan 2001 dated November 30, 2001 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 20-F filed with the Commission on August 19, 2005)
10.3	Placement Agent Agreement effective March 30, 2020 (incorporated by reference to Exhibit 10.2 of the Company’s Report on Form 6-K filed with the Commission on April 2, 2020)
10.4	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.9 to the Company’s registration statement on Form F-1/A filed on May 12, 2020)
10.5	Renewal of Lease over premises in Fitzroy, Victoria, Australia with an effective date of September 1, 2018 (incorporated by reference to 20-F filed October 3, 2019)
10.6	Form of Securities Purchase Agreement dated July 16, 2020 (incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K filed with the Commission on July 20, 2020)
10.7	Form of Securities Purchase Agreement dated January 21, 2021 (incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K filed with the Commission on January 25, 2021)
10.8	Registration Rights Agreement dated August 12, 2021 (incorporated by reference to Exhibit 4.11 of the Company’s Annual Report on Form 20-F filed with the Commission on August 31, 2021)
10.9	Non-Solicitation Agreement dated July 18, 2021 (incorporated by reference to Exhibit 4.12 of the Company’s Annual Report on Form 20-F filed with the Commission on August 31, 2021)
10.10	Sale of Business Agreement dated July 14, 2022 (incorporated by reference to Exhibit 4.12 of the Company’s Annual Report on Form 20-F filed with the Commission on August 30, 2022)
10.11	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 6-K filed with the Commission on February 7, 2023)
10.12	Form of Securities Purchase Agreement dated as of April 18, 2024 between Genetic Technologies Limited and the investors listed therein (Incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K filed with the Commission on April 22, 2024)
10.13	Deposit Agreement, dated as of January 14, 2002, by and among Genetic Technologies Limited, The Bank of New York Mellon, as Depositary, and the Owners and Holders of American Depositary Receipts (incorporated by reference to Exhibit 1 of the Company’s Registration Statement on Form F-6 relating to the ADSs filed with the SEC on September 12, 2012)
15.1	Appendix 4E (incorporated by reference to Exhibit 15.1 to the Company’s Annual Report on Form 20-F filed with the Commission on August 30, 2023)
15.2	Auditor’s Independence Declaration (incorporated by reference to Exhibit 15.2 to the Company’s Annual on Form 20-F Report filed with the Commission on August 30, 2023)
15.3	Independent Auditor’s Report (incorporated by reference to Exhibit 15.3 to the Company’s Annual Report on Form 20-F filed with the Commission on August 30, 2023)
23.1	Consent of Grant Thornton
23.2	Consent of K&L Gates, Australian counsel to Company (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this registration statement)
99.1	Securities Trading Policy (incorporated by reference to Exhibit 4.13 to the Company’s Annual Report on Form 20-F filed with the Commission on August 30, 2023)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107	Fee Table

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(b)	Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(5) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes that:

i. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

ii. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Victoria, Australia, on May 17, 2024.

GENETIC TECHNOLOGIES LIMITED

By:	/s/ Simon Morriss
Name:	Simon Morriss
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of GENETIC TECHNOLOGIES LIMITED whose signature appears below hereby appoints Simon Morriss and Kathryn Andrews, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Simon Morriss	Chief Executive Officer (principal executive officer)	May 17, 2024
Simon Morriss

/s/ Kathryn Andrews	Chief Financial Officer	May 17, 2024
Kathryn Andrews	(principal financial and accounting officer)

/s/ Dr. Lindsay Wakefield	Director	May 17, 2024
Dr. Lindsay Wakefield

/s/ Peter Rubinstein	Director	May 17, 2024
Peter Rubinstein

/s/ Dr. Jerzy Muchnicki	Director	May 17, 2024
Dr. Jerzy Muchnicki

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